--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


                               (Amendment No. 1)


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): July 2, 1998




                                THE PANTRY, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                      33-72574             56-1574463
(State or other jurisdiction    (Commission File No.)    (I.R.S. Employer
    of incorporation)                                 Identification Number)



       1801 Douglas Drive, P.O. Box 1410, Sanford, North Carolina 27330
                   (Address of principal executive offices)


                                (919) 774-6700
             (Registrant's telephone number, including area code)



                                       N/A
        (Former name or former address, if changed since last report)



--------------------------------------------------------------------------------

ITEM 7 is hereby replaced as follows:

ITEM 7.      FINANCIAL STATEMENTS AND EXHIBITS.

            (a)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

                  1) Quick Stop Financial Statements as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, and Unaudited Interim Financial Statements as of March 31, 1998 and for each of the Three Month Periods Ended March 31, 1997 and 1998:

                              a)    Report of Independent Certified Public
                                      Accountants
                              b)    Balance Sheets
                              c)    Statements of Income
                              d)    Statements of Stockholders' Equity
                              e)    Statements of Cash Flows
                              f)    Notes to Financial Statements

                  2) Stallings Financial Statements as of October 31, 1997 and for the year then ended, and Unaudited Interim Financial Statements as of March 31, 1998 and for the Five Month Periods Ended March 31, 1997 and 1998:

                              a)    Independent Auditors' Report
                              b)    Balance Sheet
                              c)    Statement of Income
                              d)    Statement of Retained Earnings
                              e)    Statement of Cash Flows
                              f)    Notes to Financial Statements

            (b)   PRO FORMA FINANCIAL DATA.

                  1)    Introduction to Unaudited Pro Forma Financial Data
                  2) Unaudited Pro Forma Balance Sheet Data as of March 26, 1998 and Accompanying Notes
                  3) Unaudited Pro Forma Statement of Operations Data for the Six-Months Ended March 26, 1998
                  4) Unaudited Pro Forma Statement of Operations Data for the Year Ended September 25, 1997 and Accompanying Notes

            (c)   EXHIBITS.

                  Exhibit No.   Description of Exhibit
                  -----------   ----------------------
                  2.1*          Asset Purchase Agreement dated June 5, 1998
                                between Quick Stop and the Company (asterisks located within the exhibit denote information which has been deleted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission)

                  2.2* List of Exhibits and Schedules omitted from the Asset Purchase Agreement referenced in Exhibit
                                2.1 hereof

                  2.3* Asset Purchase Agreement dated July 6, 1998 between Stallings and the Company (asterisks located within the exhibit denote information which has been deleted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission)

                  2.4* List of Exhibits and Schedules omitted from the Asset Purchase Agreement referenced in Exhibit
                                2.3 hereof

-------------------------

*     Previously Filed.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
Quick Stop Food Mart, Inc.
Fayetteville, North Carolina


We have audited the accompanying balance sheets of Quick Stop Food Mart, Inc. as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quick Stop Food Mart, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



Cherry Bekaert & Holland, LLP

Fayetteville, North Carolina
March 6, 1998

                                     QUICK STOP FOOD MART, INC.

                                          BALANCE SHEETS

                                             ASSETS


                                                       DECEMBER 31,                    MARCH 31,
                                             ----------------------------------    --------------
                                                     1997             1996              1998
                                                                                    (Unaudited)
                                             ----------------------------------    -------------

CURRENT ASSETS
   Cash and cash equivalents                 $     930,995        $  1,489,685      $  1,548,510
   Receivables (net of allowance for doubtful
     accounts of $33,000 in 1997 and $30,000
     in  1996)                                  12,241,442             971,690           930,868
   Inventories                                   3,805,653           3,303,988         3,278,953
   Other current assets                            140,265             147,765           233,248
                                             --------------       -------------    --------------

        TOTAL CURRENT ASSETS                     6,118,355           5,913,128         5,991,579
                                             --------------       -------------    -------------


PROPERTY AND EQUIPMENT
   Land and buildings                            9,615,335           6,794,281         9,792,359
   Store and office equipment                   21,651,228          16,135,535        22,040,964
   Transportation equipment                      1,026,034             937,019         1,054,413
   Leasehold improvements                        3,117,212           2,575,573         3,217,408
   Construction-in-progress                        137,347           2,308,181            14,474
                                             --------------       -------------    -------------
                                                35,547,156          28,750,589        36,119,618
     Less accumulated depreciation              14,609,791          12,826,346        15,320,938
                                             --------------       -------------    -------------
        NET PROPERTY AND EQUIPMENT              20,937,365          15,924,243        20,798,680
                                             --------------       -------------    -------------


OTHER NONCURRENT ASSETS                          1,724,495           1,510,193         2,116,167
                                             --------------       -------------    -------------




                                             $  28,780,215        $ 23,347,564      $ 28,906,426
                                             ==============       =============     ============



SEE NOTES TO FINANCIAL STATEMENTS


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                       DECEMBER 31,                    MARCH 31,
                                             ----------------------------------       -----------
                                                     1997             1996               1998
                                                                                      (Unaudited)
                                             ----------------------------------       ----------
CURRENT LIABILITIES
   Current portion of long-term debt         $     804,606        $  1,121,949      $    674,171

   Line of credit                                  600,000                   -         2,200,000

   Bonds payable related party                      25,829              25,829            25,829

   Accounts payable and accrued expenses         7,995,854           7,750,842         6,210,091
                                             --------------       -------------     ------------

        TOTAL CURRENT LIABILITIES                9,426,289           8,898,620         9,110,091
                                             --------------       -------------     ------------

LONG-TERM DEBT                                   5,529,179           2,002,604         5,464,446
                                             --------------       -------------     ------------

        TOTAL LIABILITIES                       14,955,468          10,901,224        14,574,537
                                             --------------       -------------     ------------

STOCKHOLDERS' EQUITY
   Common stock (par value $1).  Authorized
     100,000 shares; issued and outstanding
     1,078 and 1,026 shares in 1997 and 1996.        1,078               1,026             1,078
   Additional paid-in capital                      886,446             671,577           886,446
   Retained earnings                            12,937,223          11,773,737        13,444,365
                                             --------------       -------------     ------------

        TOTAL STOCKHOLDERS' EQUITY              13,824,747          12,446,340        14,331,889
                                             --------------       -------------     ------------



                                             $  28,780,215        $ 23,347,564      $ 28,906,426
                                             ==============       =============     ============



SEE NOTES TO FINANCIAL STATEMENTS

                                                QUICK STOP FOOD MART, INC.

                                                   STATEMENTS OF INCOME



                                                              YEARS ENDED                          THREE MONTHS ENDED
                                                             DECEMBER 31,                               MARCH 31,
                                             ----------------------------------------------  -----------------------------
                                                   1997           1996           1995            1997                1998
                                                                                                (Unaudited)       (Unaudited)
                                             ----------------------------------------------  -----------------------------
Net sales                                    $ 164,503,534   $ 143,568,524  $  135,467,154    $  36,864,646      $  34,953,855

Cost of goods sold                             137,102,870     119,888,214     111,059,632       31,340,678         28,950,485
                                             --------------  -------------  ---------------   -------------      -------------

   Gross Profit                                 27,400,664     23,680,310       24,407,522       5,523,968           6,003,370

Operating and administrative expenses           24,569,641     21,812,494       21,639,341       5,505,609           5,496,228
                                             --------------  -------------  ---------------   -------------      -------------

   Income from operations                        2,831,023      1,867,816        2,768,181          18,359             507,142

Other income                                       254,463        466,743          407,372             --                   --
                                             --------------  -------------  ---------------   -------------      -------------

   Net income                                $   3,085,486   $  2,334,559   $    3,175,553    $    18,359        $     507,142
                                             ==============  =============  ===============   =============       ============


SEE NOTES TO FINANCIAL STATEMENTS
                                      -7-

                           QUICK STOP FOOD MART, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY



                                        THREE MONTHS ENDED                        YEARS ENDED
                                          MARCH 31, 1998                          DECEMBER 31,
                                       ----------------------------------------------------------------------
                                         (Unaudited)                  1997             1996            1995
                                         -------------           -------------      -----------     ------------

COMMON STOCK
   Beginning of year                  $      1,078                $   1,026       $    1,023      $     1,023

   Additional shares issued (52 shares
     in 1997 and 3 shares in 1996)                                        52                3                -
                                          ---------                ---------        ---------          --------

   End of year                        $      1,078               $     1,078     $      1,026    $       1,023
                                          ========                 =========        =========          ========



ADDITIONAL PAID-IN CAPITAL
   Beginning of year                  $    886,446               $   671,577     $    649,198    $     649,198

   Additions                                                         214,869           22,379                -
                                      -------------               -----------      ------------    ------------

   End of year                        $    886,446               $   886,446     $    671,577    $     649,198
                                      =============               ===========     ============    =============



RETAINED EARNINGS
   Beginning of year                  $ 12,937,223              $ 11,773,737     $ 11,131,019    $   9,236,916

   Net income                              507,142                 3,085,486        2,334,559        3,175,553

   Stockholder distributions                                      (1,922,000)      (1,691,841)      (1,281,450)
                                      ------------             -------------   --------------  ---------------

   End of year                        $ 13,444,365              $ 12,937,223     $ 11,773,737    $  11,131,019
                                      ============             =============   ==============  ===============



SEE NOTES TO FINANCIAL STATEMENTS

                           QUICK STOP FOOD MART, INC.

                            STATEMENTS OF CASH FLOWS



                                                                                   YEARS ENDED
                                                                                  DECEMBER 31,
                                                                    ------------------------------------------
                                                                          1997           1996        1995
                                                                    ------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                       $   3,085,486   $ 2,334,559   $ 3,175,553
   Adjustments to reconcile net income to
     net cash provided by operating activities
     Depreciation                                                       2,503,455     1,869,819     1,767,540
     Amortization                                                          10,687        10,641        10,641
     (Gain) loss on disposal of property and equipment                     89,722        17,114       (68,573)
     (Increase) decrease in receivables                                  (269,752)      (53,488)       13,954
     (Increase) decrease in inventories                                  (501,665)     (392,916)      119,566
     (Increase) decrease in other current assets                            7,500        91,243      (248,229)
     (Increase) decrease in other noncurrent
       assets                                                            (223,322)     (355,925)     (237,213)
     Increase (decrease) in accounts payable and
       accrued expenses                                                   245,012     1,253,749       436,565
                                                                    --------------  ------------  ------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                       4,947,123     4,774,796     4,969,804
                                                                    --------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sale of property and equipment                         1,852,021        45,575       155,000
   Additions to property and equipment                                 (9,459,986)    (6,613,166)   (1,248,986)
                                                                    --------------  ------------  ------------
        NET CASH USED BY INVESTING ACTIVITIES                          (7,607,965)    (6,567,591)   (1,093,986)
                                                                    --------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of debt                                      20,936,250         -          1,285,000
   Principal payments on debt                                         (17,127,019)     (461,494)    (2,202,716)
   Proceeds from sale of stock                                            214,921        22,382         -
   Stockholder distributions                                           (1,922,000)    (1,691,841)   (1,281,450)
                                                                    --------------  ------------  ------------
        NET CASH FLOWS PROVIDED (USED) BY
          FINANCING ACTIVITIES                                          2,102,152     (2,130,953)   (2,199,166)
                                                                    --------------  ------------  ------------

        NET INCREASE (DECREASE) IN CASH AND
          CASH EQUIVALENTS                                               (558,690)    (3,923,748)   1,676,652

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                          1,489,685     5,413,433     3,736,781
                                                                    --------------  ------------  ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                            $     930,995   $ 1,489,685   $ 5,413,433
                                                                    ==============  ============  ============

SUPPLEMENTAL CASH FLOW INFORMATION
   Interest paid                                                    $     537,603   $   295,729   $   356,158
                                                                    ==============  ============  ============








                                                                      THREE MONTHS
                                                                      ENDED MARCH 31,
                                                               -------------------------------
                                                                  1997                     1998
                                                                 (Unaudited)          (Unaudited)
                                                               ---------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                 $       18,359      $      507,142
   Adjustments to reconcile net income to
     net cash provided by operating activities
     Depreciation                                                    520,386             711,147
     Amortization                                                      2,660               3,919
     (Gain) loss on disposal of property and equipment                    --                  --
     (Increase) decrease in receivables                               85,620             310,574
     (Increase) decrease in inventories                             (285,471)            526,700
     (Increase) decrease in other current assets                     (54,884)            (92,983)
     (Increase) decrease in other noncurrent
       assets                                                       (864,007)           (395,591)
     Increase (decrease) in accounts payable and
       accrued expenses                                              (90,751)         (1,785,763)
                                                              --------------       -------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                   (668,088)           (214,855)
                                                              --------------       -------------


CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sale of property and equipment                           --             550,000
   Additions to property and equipment                            (1,251,383)         (1,122,462)
                                                              --------------      --------------
        NET CASH USED BY INVESTING ACTIVITIES                     (1,251,383)           (572,462)
                                                              --------------      --------------


CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of debt                                  6,056,250           9,850,000
   Principal payments on debt                                     (1,319,078)         (8,445,168)
   Proceeds from sale of stock                                            --                  --
   Stockholder distributions                                              --                  --
                                                              --------------       -------------

        NET CASH FLOWS PROVIDED (USED) BY
          FINANCING ACTIVITIES                                     4,737,172           1,404,832
                                                              --------------       -------------


        NET INCREASE (DECREASE) IN CASH AND
          CASH EQUIVALENTS                                         2,817,701             617,515

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                     1,489,685             930,995
                                                               -------------       -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                      $    4,307,386       $   1,548,510
                                                               -------------       -------------
SUPPLEMENTAL CASH FLOW INFORMATION
   Interest paid                                              $       92,033       $     159,085
                                                               =============       =============

SEE NOTES TO FINANCIAL STATEMENTS

                           QUICK STOP FOOD MART, INC.

                          NOTES TO FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

The Corporation operates convenience stores under the name of "Quick Stop" in North and South Carolina. Revenues are generated primarily by the sale of various merchandise and petroleum products to the general public.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STATEMENTS OF CASH FLOWS

For purposes of the statements of cash flows, the Corporation considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

INVENTORIES

Substantially all merchandise inventories are stated at the lower of cost or market using the retail last-in, first-out (LIFO) inventory method. Gasoline inventories are stated at the lower of cost or market using the LIFO method. The current cost of inventories valued under the first-in, first-out (FIFO) method exceeded their LIFO carrying values by approximately $1,717,000, $1,738,000 and $1,512,620 at December 31, 1997, 1996 and 1995, respectively.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Maintenance and repairs are charged to operations as incurred, and renewals and betterments are capitalized. Gains or losses on disposals are credited or charged to operations.

DEPRECIATION

Depreciation and amortization is charged to income over the estimated useful lives of assets using the straight-line method for financial statement purposes.

STOCKHOLDERS' EQUITY

All stockholders have equal voting rights according to the number of shares held. Distributions are primarily made to compensate for the individual tax impact of Subchapter "S" earning passed through to each stockholder.

                           QUICK STOP FOOD MART, INC.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

ADVERTISING

The Corporation expenses advertising costs as incurred. Advertising costs for the years ended 1997, 1996 and 1995 were approximately $207,000, $299,000 and $253,000, respectively.

INCOME TAXES

The Corporation has elected by unanimous consent of its stockholders to be taxed under the provisions of Subchapter "S" of the Internal Revenue code. Under those provisions, the Corporation does not pay federal and state income taxes on its taxable income. Instead, the stockholders are liable for individual federal and state income taxes on their respective shares of the Corporation's taxable income.

PROFIT-SHARING PLAN

The Corporation sponsors a profit-sharing plan covering full-time employees who meet specified age and length of service requirements. Contributions are determined annually based on a percentage of net income as approved by the Board of Directors. Contributions amounted to $386,000 in 1997, $278,000 in 1996 and $367,000 in 1995.

ENVIRONMENTAL REMEDIATION

The Corporation accrues environmental remediation costs if it is probable that an asset has been impaired or a liability incurred at the financial statement date and the amount can be reasonably be estimated.

UNAUDITED INTERIM FINANCIAL STATEMENTS

The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

NOTE 2 - CASH AND CASH EQUIVALENTS

The Corporation maintains cash and cash equivalent balances at several financial institutions in North and South Carolina. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1997 and 1996, the Corporation's uninsured bank balances totalled approximately $760,000 and $1,339,000, respectively.

NOTE 3 - LINES OF CREDIT

The Corporation has entered into four credit line arrangements with a local bank providing maximum borrowings of $15,750,000. Amounts borrowed under these agreements are due on May 31, 1998 and require monthly interest payments at the prevailing prime rate minus 1/4%. On May 31, 1998, any unpaid principal balances shall be set up as a term note. The credit lines are guaranteed by related parties and secured by inventory, accounts receivable, and equipment.

These credit lines and certain other long term debt obligations contain restrictions on the combined amounts of stockholders' compensation, dividends which may be paid, the issuance of additional debt, and other covenants. In addition, the loan agreements provide that certain financial ratios and other financial requirements be maintained.

Advances outstanding at December 31, 1997 totalled $600,000; no advances were outstanding at December 31, 1996.

                           QUICK STOP FOOD MART, INC.

NOTE 4 - BONDS PAYABLE RELATED PARTY

Bonds payable related party includes obligations to majority stockholders that are due currently and includes interest at the applicable federal rate. The obligations are unsecured.

NOTE 5 - LONG-TERM DEBT

Long-term debt consists of the following:

                                                                                          DECEMBER 31,
                                                                                    1997              1996
                                                                                   -----             -------

       Notes payable to individuals, due in monthly
       installments of $4,371 including interest at
       7.5%; collateralized by Deeds of Trust.                                $ 184,016              $    221,146

       Notes payable to bank, due in monthly installments of approximately
       $48,700 plus interest ranging from the prevailing prime rate minus 1/4%
       to the prevailing prime rate plus 1/2%; collateralized by inventories, property and equipment, assignment of leases on certain properties,
       and Deeds of Trust.                                                    5,950,639                 2,535,298

       Note payable to bank, due in monthly installments of
       $15,747 including interest at 6.75%. The loan is collaterized
       by inventories and property and equipment.                               199,130                   368,109
                                                                             ----------                ----------
                                                                              6,333,785                 3,124,553
       Less current installments                                                804,606                 1,121,949
                                                                             ----------                ----------

                                                                             $5,529,179                $2,002,604
                                                                             ==========                ==========


Maturities of long-term debt at December 31, 1997, are as follows:

         DECEMBER 31
         -----------
            1998                            $         804,606
            1999                                      697,313
            2000                                    1,684,049
            2001                                    1,611,178
            2002                                    1,536,639
                                            -----------------
                                            $       6,333,785
                                            =================

Interest expense for years ended December 31, 1997, 1996 and 1995 totalled approximately $553,000, $293,000 and $354,000, respectively.

                           QUICK STOP FOOD MART, INC.

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED



NOTE 6 - STOCK OPTION PLANS

In accordance with a non-qualified stock option plan for key employees, options have been granted to purchase 281 shares of common stock. The purchase price of these options are fixed at prices ranging from $4,000 to $7,461 per share.

Options granted, exercised and canceled during 1997, 1996 and 1995 are as follows,

                                                                                 DECEMBER 31,
                                                              -----------------------------------------------
                                                                1997                 1996           1995
                                                              ----------           --------        -------

Options outstanding on January 1                                  145                  148           148
Granted                                                             -                    -             -
Exercised                                                          52                    3             -
Canceled                                                            -                    -             -
Options outstanding at December 31                                 93                  145           148


The weighted average exercise price for options outstanding at December 31, 1997, 1996 and 1995 was $7,461, $6,220 and $6,175. Options exercised during 1997 and 1996 had a weighted average exercise price of $4,000 in each year.

NOTE 7 - STOCKHOLDER DISTRIBUTIONS

During 1997, 1996 and 1995, the Corporation made distributions to its stockholders of amounts estimated to compensate for the individual tax impact of Subchapter "S" earnings passed through to each stockholder. Total distributions amounted to approximately $1,922,000, $1,692,000 and $1,281,000 in each of the respective years.

NOTE 8 - SALE TO RELATED PARTY

During 1997, the Corporation sold land and buildings with a book value of approximately $1,697,000 to a related party, realizing a gain of approximately $5,000.

NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES

LESSEE ARRANGEMENTS

The Corporation conducts substantially all of its operations utilizing leased facilities. Some of the operating leases provide that the Corporation pay taxes, maintenance and other occupancy expenses applicable to leased premises. Generally, the leases provide for renewal for various periods at stipulated rates. Some leases also provide for contingent rents, which are based on store sales. These contingent amounts are payable in addition to minimum rental payments.

                           QUICK STOP FOOD MART, INC.

NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES (continued)

LESSEE ARRANGEMENTS (continued)

At December 31, 1997, minimum rental payments under noncancellable operating leases are as follows:


       YEARS ENDING                           RELATED PARTIES               OTHER
       ------------                          ----------------             ----------
          1998                               $      1,505,118          $    1,080,622
          1999                                      1,505,118                 879,891
          2000                                      1,505,118                 848,379
          2001                                      1,505,118                 705,236
          2002                                      1,505,118                 565,215
          Thereafter                                4,013,647               2,116,449
                                             ----------------          --------------

          Total minimum lease payments       $     11,539,237          $    6,195,792
                                             ================          ==============

Rental expense charged to operations is summarized as follows:

                                                                              YEARS ENDED
                                                                               DECEMBER 31,
                                                            ---------------------------------------------------
                                                                  1997                1996                1995
                                                                -------             -------             -------

       Minimum rentals under operating leases               $     3,125,215     $     2,948,423    $     2,469,107
       Contingent rentals under operating leases                     24,955              20,573             15,604
                                                            ---------------     ---------------    ---------------

                                                            $     3,150,170     $     2,968,996    $     2,484,711
                                                            ===============     ===============    ===============


The principal owners of the Corporation and other companies which they own or with which they are associated are considered related parties. Rental expense listed above included minimum rental payments to related parties of approximately $1,521,000, $1,485,000 and $1,466,000 for years ended December 31, 1997, 1996 and 1995, respectively.

                           QUICK STOP FOOD MART, INC.

NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES (continued)

LESSOR ARRANGEMENTS

The Corporation subleases facilities to others primarily through noncancellable operating leases with terms ranging from five to twenty years. The following is a schedule of future minimum rental income for noncancellable operating leases with remaining terms of one year or more at December 31, 1997:

    YEARS ENDING
       1998                                      $       160,572
       1999                                              157,642
       2000                                              132,642
       2001                                              120,792
       2002                                              105,192
       Thereafter                                        452,890
                                                 ---------------
       Total minimum rental income               $     1,129,730
                                                 ===============

The Corporation has guaranteed the repayment of principal and interest on certain obligations of a related corporation. These obligations are collateralized by all inventories and equipment of the Corporation. At December 31, 1997, such guarantees totalled approximately $3,300,000.

At December 31, 1997, the Corporation had letters of credit outstanding totaling $350,000, which may be drawn upon to cover a corrective action arising from operating underground storage tanks and to cover workers' compensation claims.

At December 31, 1997, the Corporation had contracted with outside parties for approximately $800,000 for various construction projects.

The Corporation is subject to laws and regulations relating to the protection of the environment. While it is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly any future remediation and other compliance efforts, in the opinion of management, compliance with the present environmental protection laws will not have a material adverse effect on the financial position, competitive position, or capital expenditures of the Corporation.

The Corporation is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Corporation.


NOTE 10 - EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR'S REPORT

On July 2, 1998, the Corporation sold certain assets to The Pantry, Inc., including the operating assets of the Corporation's seventy-five (75) convenience stores, inventory and the "Quick Stop" name. The sales price was $50,000,000 in cash, plus inventory at cost. Assets and liabilities remaining after this transaction consisted primarily of cash and cash equivalents, real estate and debt associated with the real estate.

INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Stallings Oil Company, Inc.
Rocky Mount, North Carolina


We have audited the accompanying balance sheet of Stallings Oil Company, Inc. as of October 31, 1997 and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stallings Oil Company, Inc. as of October 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Bunch & Company, LLP

Rocky Mount, North Carolina
December 22, 1997

                          Stallings Oil Company, Inc.

                                 Balance Sheet


                                     Assets
                                                                                     March 31,
                                                                  October 31,          1998
                                                                     1997           (Unaudited)
                                                                  -----------      ------------
Current Assets
    Cash and cash equivalents                                         174,446         1,500,973
     Accounts receivable                                            2,251,044         2,383,264
     Store refurbishment receivable                                   648,871           648,871
     Notes receivable - current maturities
          Officers                                                     33,930            33,930
          Others                                                        1,200            35,736
     Inventories                                                    2,695,014         2,839,235
     Prepaid expenses                                                 191,061         1,216,536
                                                                 ------------      ------------
          Total current assets                                      8,995,566         8,658,545
                                                                 ------------      ------------

Investments and other assets
     Notes receivable, less current maturities                            553             1,253
     Notes receivable - stockholders' trusts                          179,581           179,581
     Store refurbishment receivable                                 1,297,741         1,703,137
     Deposits and options                                              26,994             5,494
     Equity investments - at equity                                   414,476           446,562
     Cash surrender value of life insurance                            87,166            87,166
                                                                 ------------      ------------
          Total investment and other assets                         2,006,511         2,423,193
                                                                 ------------      ------------

Property and equipment
     Real estate                                                    8,105,596         8,212,378
     Buildings and leasehold improvements                          15,899,846        15,823,587
     Equipment                                                     17,553,153        17,633,745
     Vehicles                                                         293,086           335,060
     Franchise fees                                                   139,100            75,100
                                                                 ------------      ------------
                                                                   41,990,781        42,079,870

     Less accumulated depreciation and amortization                17,711,554        18,838,372
                                                                 ------------      ------------
                                                                   24,279,227        23,241,498

     Construction in progress                                         619,989         1,001,773
                                                                 ------------      ------------
          Net property and equipment                               24,899,216        24,243,271
                                                                 ------------      ------------
Total Assets                                                     $ 32,901,293      $ 35,325,009
                                                                 ============      ============

See accompanying notes

                          Stallings Oil Company, Inc.

                                 Balance Sheet



                      Liabilities and Stockholders' Equity
                                                                                      March 31,
                                                                  October 31,           1998
                                                                     1997            (Unaudited)
                                                                 ------------       -------------
Current Liabilities
     Notes payable                                               $    440,946             428,000
     Accounts payable                                               7,759,447           7,588,143
     Current maturities of long-term debt                           1,849,461           1,815,000
     Current portion of capital lease obligations                      73,234              44,020
     Accrued expenses                                                 331,830           2,570,928
                                                                 ------------       -------------
          Total current liabilities                                10,454,918          12,446,091
                                                                 ------------       -------------
     Long-term debt
          Long-term debt, less current maturities                  12,836,755          13,471,905
          Long-term portion of capital lease obligations                1,300              --
                                                                 ------------       -------------
               Total long term debt                                12,838,055          13,471,905
                                                                 ------------       -------------
               Total liabilities                                   23,292,973          25,917,996
                                                                 ------------       -------------
Stockholders' Equity
     Common stock
          Class A - Par value $1 per share:
               Authorized 500 shares; 495 shares
               issued and outstanding                                   2,597               2,597
          Class B - Par value -0- per share:
               Authorized 500 shares; 288 shares
               issued and outstanding                                  39,084              39,084
          Additional paid-in capital                                3,279,525           3,279,525
          Retained earnings                                         6,287,114           6,085,807
                                                                 ------------        ------------
               Total stockholders' equity                           9,608,320           9,407,013
                                                                 ------------        ------------
Total Liabilities and Stockholders' Equity                       $ 32,901,293        $ 35,325,009
                                                                 ============        ============



                             See accompanying notes

                          Stallings Oil Company, Inc.

                              Statement of Income

                                                                                         Five Months Ended
                                                                                     --------------------------
                                                                  Year Ended          March 31,      March 31,
                                                                  October 31,           1997           1998
                                                                     1997            (Unaudited)    (Unaudited)
                                                                -------------        -----------    -----------

Sales                                                           $ 149,091,849         61,525,203     60,545,236

Cost of goods sold                                                126,318,367         53,146,967     50,902,100
                                                                -------------       ------------    -----------

     Gross profit                                                  22,773,482          8,678,235      9,643,136
                                                                -------------       ------------    -----------

Operating expenses
     Salaries and benefits                                          9,470,744          4,190,291      4,264,747
     Rent                                                           2,284,792            975,680      1,041,371
     Repairs and maintenance                                          806,585            446,811        443,335
     Utilities and telephone                                        1,279,584            459,310        490,365
     Taxes and licenses                                             1,139,678            192,259        189,140
     Insurance                                                        542,823            195,085        159,199
     Depreciation and amortization                                  2,597,322          1,050,000      1,150,000
     Other general and administrative expenses                      2,861,808          1,248,389      1,287,252
                                                                -------------       ------------     ----------
          Total operating expenses                                 20,983,336          8,751,825      9,025,409
                                                                -------------       ------------     ----------

          Operating income                                          1,790,146             79,590        617,727
                                                                -------------       ------------     ----------

Nonoperating income (expenses)
     Interest and dividend income                                       1,688
     Gain (loss) on sale of assets                                    (86,050)
     Interest expense                                              (1,282,464)          (511,834)      (573,573)
     Loss on equity investments                                       (57,924)
     Other                                                             24,693
                                                                -------------       ------------     ----------
          Net nonoperating expenses                                (1,400,057)          (511,834)      (573,573)
                                                                -------------       ------------     ----------
          Net income (loss)                                     $     390,089       $   (591,424)    $   44,154
                                                                =============       ============     ==========

                             See accompanying notes

                           Stallings Oil Company, Inc.

                         Statement of Retained Earnings


Retained earnings - beginning, November 1, 1996                     $ 5,953,199
Add net income                                                          390,089
Less shareholders' distributions                                        (56,174)
                                                                    -----------
Retained earnings - ending, October 31, 1997                          6,287,114
                                                                    -----------
Add net income                                                           44,154
Less shareholders' distributions                                       (245,461)
                                                                     -----------
Retained earnings, ending, March 31, 1998 (Unaudited)               $ 6,085,807
                                                                    ===========





                            See accompanying notes.

                          Stallings Oil Company, Inc.

                            Statement Of Cash Flows

                                                                                          Five Months Ended
                                                                                     ---------------------------
                                                                     Year Ended        March 31,       March 31,
                                                                     October 31,         1997            1998
                                                                        1997          (Unaudited)    (Unaudited)
                                                                    ------------     ------------    -----------
Cash flows from operating activities

  Net income (loss)                                                 $   390,089        (591,424)         44,154
                                                                    -----------      ----------     -----------
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                                     2,597,322       1,050,000       1,150,000
    (Gain) loss on disposal of property                                  86,050          96,583
    Loss from equity investments                                         57,924
    Changes in operating assets and liabilties:
    Accrued interest receivable                                          (1,687)
    Accounts receivable                                              (2,056,677)       (463,380)       (537,616)
    Prepaid expenses and other                                          (16,581)                     (1,064,210)
    Inventory                                                           268,451         355,181        (144,221)
    Accounts payable and accrued expenses                               654,068         599,223       2,067,794
                                                                    -----------      ----------     -----------
    Total adjustments                                                 1,588,870       1,637,617       1,471,747
                                                                    -----------      ----------     -----------
  Net cash provided by operating activities                           1,978,959       1,046,193       1,515,901
                                                                    -----------      ----------     -----------

Cash flow from investing activities

  Net cash paid - equity investments                                   (112,250)        (14,446)         (7,087)
  Cash payments for the purchase of property                         (2,592,139)       (306,706)       (494,055)
  Cash proceeds from the sale of property                                26,852
  Decrease in CSV of life insurance                                       1,096
  Collection of notes receivable                                          1,300
  Issuance of note receivable                                           (58,170)
                                                                    -----------      ----------     -----------
 Net cash used by investing activities                               (2,733,311)       (321,152)       (501,142)
                                                                    -----------      ----------     -----------


Cash flow from financing activities

  Net payments short-term debt                                         (182,054)       (590,000)        572,743
  Proceeds from issuance of long-term debt                            2,965,000              --          15,000
  Principal payments on long-term debt                               (1,709,439)        (20,059)
  Distributions to shareholders                                         (56,174)             --        (245,000)
  Principal payments on capital leases                                  (91,401)        (38,083)        (30,514)
                                                                    -----------      ----------     -----------
 Net cash provided by financing activities                              925,932        (648,142)        311,768
                                                                    -----------      ----------     -----------

Net increase in cash and equivalents                                    171,580          76,899       1,326,527

Cash and equivalents, beginning of year                                   2,866           2,866         174,446
                                                                    -----------      ----------     -----------
Cash and equivalents, end of year                                   $   174,446      $   79,765     $ 1,500,973
                                                                    ===========      ==========     ===========

Supplemental disclosures of cash flow information
Cash paid during the year for
 Interest expense                                                   $ 1,234,291      $  511,000     $   566,590
                                                                    ===========      ==========     ===========





                            See accompanying notes

                          STALLINGS OIL COMPANY, INC.

                       NOTES TO THE FINANCIAL STATEMENTS






NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES


NATURE OF BUSINESS - The Company operates convenience stores in North Carolina and Virginia, and a truck stop and motel in Kenly, North Carolina. The Company provides credit in the normal course of business to customers primarily located in North Carolina and Virginia. The Company performs ongoing credit evaluations of its customers. Credit losses, when realized, have been within the range of the Company's expectations and historically, have not been significant.

A summary of the Company's significant accounting policies follows:


CASH AND CASH EQUIVALENTS - The Company considers all cash and other highly liquid assets with maturities of three months or less at the date of acquisition, to be "cash and cash equivalents."


USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


EQUITY INVESTMENTS - The Company has a 33% to 50% ownership in partnerships owning real estate and an airplane. The investments are booked at cost and adjusted for the Company's proportionate share of their undistributed earnings or losses.

PROPERTY, EQUIPMENT, AND DEPRECIATION - Property and equipment are stated at cost. Depreciation expense is calculated by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows:

         Buildings and leasehold improvements          10 to 15 years
         Equipment                                      3 to 15 years
         Vehicles                                             5 years



INCOME TAXES - Effective November 1, 1987 the Company made an election to be treated as an S corporation for federal tax purposes. For the fiscal year beginning November 1, 1989, the S corporation election became effective for North Carolina purposes. As a result, the Company is no longer required to pay income taxes. All taxable income is passed through to shareholders and taxed to them on an individual basis.

UNAUDITED INTERIM FINANCIAL STATEMENTS - The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

                                    PAGE 7
                         STALLINGS OIL COMPANY, INC.

                      NOTES TO THE FINANCIAL STATEMENTS



NOTE 2 - INVENTORIES

Inventories consisted of the following at October 31, 1997:



      Gasoline, diesel oil, kerosene              $   974,792
      Store merchandise                             1,765,556
      Shop parts and tires                            306,141
      Restaurant inventory                             20,624
      Lottery tickets                                  20,485
                                                 ------------

      Inventory at FIFO                             3,087,598
      Allowance to state inventory at LIFO           (392,584)
                                                  -----------
                                                    2,695,014
                                                  ===========

Inventories valued using the LIFO method comprised 32% of inventories at October 31, 1997. Had the Company used the FIFO method to value its inventory, the inventory and stockholders' equity reported in the financial statements would have both been greater by approximately $393,000 and net earnings would have increased by approximately $102,000.


NOTE 3 - EQUITY INVESTMENTS AND NONMARKETABLE SECURITIES

As discussed in Note 1, during the year the Company owned a 33% to 50% interest in three partnerships. These investments are accounted for by the equity method. The book (equity) value and current year income (loss) of these investments are as follows:

          Investment           Ownership     Book          Current Year
       (Equity Method)        Percentage     Value         Income (Loss)
       ---------------        ----------     -----         -------------

Set Air, LLC                      33 1/3%  $291,886         $(41,641)
Stallings-Eagle Complex           50          4,114          (22,427)
Beasley-Stallings Partnership     50        118,476            6,144
                                           --------         --------
   Total                                    414,476          (57,924)
                                           ========         ========

                          STALLINGS OIL COMPANY, INC.

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 4 - CAPITAL LEASES

The Company acquired equipment under the provisions of long-term leases. The nature of these leases includes frozen beverage dispensers at several of its locations as well as a computer system at its administrative offices. The leased properties under capital leases as of October 31, 1997 have a cost of $269,789, accumulated amortization of $204,972, and net book value of $64,817. Amortization of the leased properties is $94,129 and is included in depreciation expense.

Future minimum lease payments by year, and in aggregate for these leases are as follows:

        YEAR ENDING
        OCTOBER 31
        -----------
          1998                                            $ 75,844
          1999                                               1,319
          Thereafter                                             0
                                                          --------

          Total future minimum lease payments               77,163
          Less amount representing interest                  2,629
                                                          --------

          Present value of future minimum lease payments    74,534
                                                          ========

NOTE 5 - RENTAL COMMITMENTS

The Company operates some of its convenience stores from leased facilities owned by stockholders and officers. Leases expire at varying dates through 2006.

Future minimum rental commitments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:


                                             MINIMUM ANNUAL RENTALS
                                             ----------------------
     YEARS ENDING                   OPERATING   SUBLEASE         NET RENTAL
      OCTOBER 31                      LEASES     INCOME          COMMITMENT
     ------------                  ----------  ----------        ----------
         1998                      $2,219,771     $ 23,000       $2,196,771
         1999                       2,110,582            0        2,110,582
         2000                       2,009,962            0        2,009,962
         2001                       1,920,775            0        1,920,775
         2002                       1,895,564            0        1,895,564
      Thereafter                    7,992,225            0        7,992,225
                                   ----------    ---------       ----------
                                   18,148,879       23,000       18,125,879
                                   ==========    =========       ==========

Total rental expense was $2,284,792 excluding insurance, property taxes and maintenance costs.

                                    PAGE 9
                         STALLINGS OIL COMPANY, INC.

                       NOTES TO THE FINANCIAL STATEMENTS



NOTE 6 - NOTES PAYABLE AND LONG-TERM DEBT

Short-term debt consists of credit lines obtained to carry out normal business operations. At October 31, 1997, short-term debt consisted of the following:


    Bank, credit line (maximum $3,000,000) secured by accounts receivable and inventory, interest payable monthly at prime, matures March 1998,
      guaranteed by stockholders                                       399,000

    Supplier, secured by computer software, payable
       in monthly installments of $10,487, no interest                  41,946
                                                                   -----------
              Total                                                    440,946
                                                                   ===========

Long-term debt is secured by substantially all the real property of the Company and personally guaranteed by the two stockholders. Long-term debt at fiscal year end consisted of the following:

      Bank, revolving line of credit (maximum
        $ 12,000,000) for the use of construction of new stores,
        improvements and the refinancing of existing stores.
        Interest is stated the lower of  prime or LIBOR plus 2.7%.
        Principal installments of $125,000 plus interest due
        monthly, matures March 2002.                               $11,905,000

      Bank, revolving line of credit (maximum $6,000,000) for
        the use of construction of new stores. Interest is
        stated at the lower of prime or LIBOR plus 2.7%.
        Principal installments of $25,000 plus interest monthly.
        Note matures in March 2002.                                  2,310,000

      Real estate obligation, due in monthly installments of
        $4,006, including interest of 10.25%, matures August
        2004.                                                          235,512

      Real estate obligation, due in monthly installments of
        $2,676 including interest of 10%, matures July 2005.           172,706

      Individual real estate obligation, due in quarterly
        installments of $4,295 including interest of 9%,
        maturing in 2002.                                               62,997
                                                                    ----------
        Total notes payable                                         14,686,215
      Less current maturities                                        1,849,461
                                                                    ----------
      Long-term portion                                             12,836,755
                                                                    ==========

                         STALLINGS OIL COMPANY, INC.

                      NOTES TO THE FINANCIAL STATEMENTS


NOTE 6 - NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)

   Aggregate maturities of long-term debt at October 31, 1997 are as follows:

                  1998                                          $ 1,849,461
                  1999                                            1,857,683
                  2000                                            3,273,651
                  2001                                            1,570,238
                  2002                                            5,978,068
                  Thereafter                                        157,114
                                                                 ----------
                                                                 14,686,215
                                                                 ==========


NOTE 7 - CONTINGENCIES AND COMMITMENTS

The nature of the Company's operations makes it subject to violations of environmental laws. The nature of these violations are limited to soil contamination due to leaking underground petroleum tanks. The Company monitors all locations conducting petroleum sales and expended minimal amounts for clean-up costs for the year ended October 31, 1997. These cleanup costs are included in other expenses in the nonoperating section of the income statement. The Company believes that it is reasonably possible that future clean-up costs will occur but cannot estimate the extent.

In fiscal year ended October 31, 1997 the Company entered into an agreement with a major supplier whereby the supplier will supplement the costs of renovations of qualifying store locations maintained by the Company. The costs to date are reported as "Store refurbishment receivable" in the current and long-term asset section of the balance sheet. These refurbishment costs will be reimbursed over a three year period. As part of the agreement, the Company is required to continue to sell the supplier's products for a period of ten years. If the agreement is terminated within five years of acceptance, the Company will be required to repay all costs reimbursed by the supplier. If the agreement is terminated within six to ten years of acceptance, a ratable portion will be required to be repaid.


NOTE 8 - EMPLOYEE BENEFIT PLANS

The Company maintains a 401(k) plan in which employees may contribute up to six percent of their gross salary, as defined by the 401(k) plan agreement. Contributions are matched by the Company.

Total pension contributions for the year were $47,498.



                                   PAGE 11
                          STALLINGS OIL COMPANY, INC.

                       NOTES TO THE FINANCIAL STATEMENTS



NOTE 9 - RELATED PARTY TRANSACTIONS

The Company leases real estate and equipment from stockholders and officers as described in Note 5. Rental expenses from these leases totaled approximately $880,000.

The Company purchases aircraft services from a partnership in which it owns a one-third interest.


NOTE 10 - LIFE INSURANCE

The Company purchased key-man life insurance policies on its two stockholders. Under key-man insurance, the Company receives the cash surrender value if the policy is terminated and, upon death of the insured, receives all benefits payable. Loans are outstanding against the cash value of some of these policies in the amount of $213,118. The cash surrender value of life insurance net of loans payable is shown in the Other Assets section of the balance sheet.

In June 1995, the Company entered into split-dollar insurance agreements with its two stockholders. Under the terms of the agreement, the Company will maintain policies on both stockholders in the amount of $2,500,000. Upon death of either stockholder, the Company is entitled to recover premiums paid. These amounts are reflected as "Notes receivable - stockholders' trusts" in the Other Assets section of the balance sheet.


NOTE 11 - STOCKHOLDERS' BUYOUT AGREEMENT

The stockholders of the Company are subject to an agreement which stipulates the terms under which the Company shares can be sold or transferred. Among other things, the agreement gives the Company the first option to acquire the share of any stockholder receiving a third party offer to purchase his or her shares, and upon approval by the surviving stockholder, to redeem some shares of a deceased stockholder at a price specified in the agreement. As of October 31, 1997 the maximum redemption amount the Company could be liable for under such agreement, assuming complete redemption upon the death of either of its two stockholders, would be approximately $3,558,360 (net of available life insurance proceeds), payable over a period not to exceed ten years.


NOTE 12 - SUPPLEMENTAL DISCLOSURES TO THE CASH FLOWS STATEMENT

  Noncash Transactions:

     Interest income in the amount of $1,688 was added to current notes receivable in 1997.

                         STALLINGS OIL COMPANY, INC.

                      NOTES TO THE FINANCIAL STATEMENTS



NOTE 13 - MERGER WITH TRUCKLAND, INC.

On November 1, 1995, the Company acquired all of the outstanding common stock of Truckland, Inc., a truckstop located in Kenly, North Carolina. No new shares were issued. The ownership of both entities prior to the combination were identical, and the transaction is accounted for as a pooling of interests.

NOTE 14 - SUBSEQUENT EVENT (UNAUDITED)

On July 16, 1998, the Company sold certain assets to The Pantry, Inc., including the operating assets of the Company's forty-one (41) convenience stores and related inventory. The sales price was approximately $24,300,000 plus inventory at cost. Assets and liabilities remaining after this transaction consisted primarily of cash and cash equivalents, real estate and related debt, and net assets of the truckstop (see Note 13).

               INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma consolidated financial data (the "Unaudited Pro Forma Financial Data") of the Company have been derived by the application of pro forma adjustments to the historical financial statements of The Pantry for the periods indicated. The adjustments are described in the accompanying notes.

The Unaudited Pro Forma Financial Data give effect to:

o The July 2, 1998 acquisition of certain assets of Quick Stop Food Mart, Inc. ("Quick Stop") including, but not limited to, seventy-five (75) convenience stores located throughout North Carolina and South Carolina (the "Quick Stop Acquisition"). Total consideration paid was approximately $54.6 million.

o The July 16, 1998 acquisition of certain assets of Stallings Oil Company, Inc. ("Stallings") including, but not limited to, forty-one (41) convenience stores located throughout North Carolina and Virginia (the "Stallings Acquisition"). Total consideration paid was approximately $26.5 million.

The Unaudited Pro Forma Financial Data also give effect to the October 23, 1997 purchase of all of the common stock of Lil' Champ Food Stores, Inc. ("Lil' Champ") for $135.9 million (net of cash acquired), including the repayment of $10.7 million in outstanding indebtedness of Lil' Champ (the "Lil' Champ Acquisition"). Lil' Champ is a leading operator of convenience stores in Florida and the largest convenience store operator in northern Florida. Lil' Champ's 479 stores are located primarily in northern Florida and Georgia. The purchase price, the refinancing of existing Lil' Champ debt, and the fees and expense of the Lil' Champ acquisition were financed with the proceeds from the offering of $200.0 million, 10 1/4% Senior Subordinated Notes due 2007 (the "Offering"), cash on hand and the purchase by existing stockholders and management of the Company of an additional $32.4 million of the Company's capital stock in connection with the Lil' Champ Acquisition (the "Equity Investment").

Additionally, the Unaudited Pro Forma Financial Data also give effect to October 23, 1997 purchase of $51.0 million in principal amount of the Company's 12% Series B Senior Notes due 2000 (the "Senior Notes") at a purchase price of 110% of the aggregate principal amount of each tendered Senior Note plus accrued and unpaid interest up to, but not including, the date of purchase (the "Tender Offer"). The Company obtained consents (the "Consent Solicitation") from the holders of the Senior Notes.

     The Unaudited Pro Forma Balance Sheet Data gives effect to the Quick Stop Acquisition and Stallings Acquisition as if these transactions occurred as of March 26, 1998. The Unaudited Pro Forma Statement of Operations Data gives effect to the Quick Stop Acquisition, Stallings Acquistion, Lil' Champ Acquisition, Offering, Equity Investment, Tender Offer and Consent Solicitation and those discussed in the accompaying notes as if the transactions occurred at the begining of each period presented. The Unaudited Pro Forma Financial Data do not give effect to any transactions other than the Quick Stop Acquisition, Stallings Acquisition, Lil' Champ Acquisition, Offering, Equity Investment, Tender Offer and Consent Solicitation and those discussed in the accompanying notes. The Unaudited Pro Forma Financial Data are provided for informational purposes only and do not purport to represent the results of operations or financial position of the Company had the transactions in fact occurred on such dates, nor do they purport to be indicative of the financial position or results of operations as of any future date or for any future period.

The Quick Stop Acquisition, Stallings Acquisition and Lil' Champ Acquisition will be (or have been) accounted for using the purchase method of accounting. The total cost of the acquisitions will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the time the acquisitions were consummated. The excess of the purchase price over the historical basis of the net assets acquired has not been allocated in the accompanying Unaudited Pro Forma Financial Data. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable. The actual allocation of the purchase cost, however, and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein.

The Unaudited Pro Forma Financial Data and accompanying notes should be read in conjunction with the financial statements and accompanying notes thereto and the other financial information included elsewhere in this filing on Form 8-K/A.

The Unaudited Pro Forma Statement of Operation Data gives effect to the Quick Stop Acquisition, Stallings Acquisition, Lil' Champ Acquisition, Offering, Equity Investment, Tender Offer and Consent Solicitation and those discussed in the accompanying notes as if the transactions occurred at the beginning of each period presented.


                                    UNAUDITED PRO FORMA BALANCE SHEET DATA
                                               MARCH 26, 1998
                                         (DOLLARS IN THOUSANDS)

                                                                  Historical
                                                    -------------------------------------
                                                     The Pantry    Quick Stop   Stallings    Acquisition/
                                                     March 26,    March 31,    March 31,     Financing       Pro Forma
                                                       1998          1998         1998       Adjustments      Combined
                                                    -----------  ------------  ----------    ------------    ----------
ASSETS
Current assets:
    Cash and cash equivalents                          $ 28,544      $ 1,549     $  1,501      $ (9,030) (a)     $ 22,564
    Receivables, net                                      5,987          931        2,785        (3,067) (e)        6,636
    Inventories                                          36,589        3,279        2,839           980  (e)       43,687
    Prepaid expenses                                      1,727          233        1,217        (1,450) (e)        1,727
    Property held for sale                                3,946            -            -             -             3,946
    Deferred income taxes                                 1,142            -            -             -             1,142
                                                       --------      -------      -------      ---------         --------
        Total current assets                             77,935        5,992        8,342       (12,567)           79,702
                                                       --------      -------      -------      ---------         --------
Property and equipment, net                             224,389       20,799       24,243       (25,199) (e)      244,232
Other assets:
    Goodwill, net                                        70,173          138            -        52,797  (b)      123,108
    Deferred lease cost, net                                292            -            -             -               292
    Deferred financing cost, net                         13,989            -            -             -            13,989
    Environmental receivables, net                        8,229            -          247          (247) (e)        8,229
    Cash surrender value of life insurance                    -        1,576           87        (1,663) (e)            -
    Other                                                 2,988          401        2,406        (1,358) (e)        4,437
                                                       --------      -------      -------      --------         ---------
        Total other assets                               95,671        2,115        2,740        49,529           150,055
                                                       --------      -------      -------      --------         ---------
TOTAL ASSETS                                          $ 397,995     $ 28,906     $ 35,325      $ 11,763         $ 473,989
                                                       ========     ========     ========      ========         =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
    Current maturities of long-term debt                   $ 56        $ 700     $  2,243        (2,943) (e)         $ 56
    Current maturities of capital lease obligations       1,312            -           44           (44) (e)        1,312
    Line of credit                                            -        2,200            -        (2,200) (e)            -
    Accounts payable                                     42,013        4,057        7,588       (11,645) (e)       42,013
    Accrued expenses                                     33,692        2,152        2,570        (3,728) (e)       34,686
                                                         ------        -----       ------        -------           ------
        Total current liabilities                        77,073        9,109       12,445        (20,560)          78,067
                                                         ------        -----       ------        -------           -------
Senior notes payable, 12%, due November 15, 2000         49,000            -            -              -            49,000
Senior subordinated notes                               200,000            -            -              -           200,000
Acquisition facility                                      9,000            -            -         50,000  (c)       59,000
Other long-term debt                                        287        5,464       13,472        (18,936) (e)          287
                                                       --------      -------       ------        --------          -------
    Total long-term debt                                258,287        5,464       13,472         31,064           308,287
                                                                                                 -------           -------
Other non-current liabilities:
    Environmental reserve                                11,013            -            -              -            11,013
    Capital lease obligations                            11,818            -            -              -            11,818
    Employment obligations                                1,156            -            -              -             1,156
    Accrued dividends on preferred stock                  3,035            -            -              -             3,035
    Deferred income taxes                                 6,749            -            -              -             6,749
    Other                                                18,347            -            -              -            18,347
                                                       --------      -------       ------        --------          -------
        Total other non-current liabilities              52,118            -            -              -            52,118
                                                       --------      -------       ------        --------          -------
Shareholders' equity:
    Preferred stock                                           -            -            -                                -
    Common stock                                              2            1           42            207  (d)          252
    Additional paid-in capital                           43,116          886        3,280         20,584  (d)       67,866
    Shareholder loan                                       (215)           -            -              -              (215)
    Retained earnings (deficit)                         (32,386)      13,446        6,086        (19,532) (d)      (32,386)
                                                       --------      -------      -------       --------         ---------
        Total shareholders' equity                       10,517       14,333        9,408          1,259  (d)       35,517
                                                       --------      -------      -------       --------         ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $ 397,995     $ 28,906     $ 35,325       $ 11,763         $ 473,989
                                                      =========     ========     ========       ========         =========


               SEE NOTES TO UNAUDITED PRO FORMA BALANCE SHEET DATA

                 NOTES TO UNAUDITED PRO FORMA BALANCE SHEET DATA

(a)      Reflects the following:


         Cash Inflows:
         Proceeds from issuance of Notes                               $  50,000
         Proceeds from Equity Investment                                  25,000
                                                                      ----------
                 Total cash inflows                                       75,000
                                                                      ----------

         Cash Outflows:
         Purchase price of Quick Stop                                     54,565
         Purchase price of Stallings                                      26,475
         To eliminate cash of Quick Stop and Stallings not
            acquired by The Pantry                                         2,990
                                                                       ---------
                   Total cash outflows                                    84,030
                                                                       ---------
                   Net cash outflows                                   $   9,030
                                                                       =========

(b) For purposes of the pro forma information, the excess of the purchase price over the historical net assets of Quick Stop and Stallings has been considered to be goodwill and other intangible assets, pending the completion of appraisals and other purchase price allocation adjustments. Goodwill has been determined as follows:


         Purchase  price                                              $  81,040
         Elimination  of  historical  stockholders' equity of
            Quick Stop and Stallings                                    (23,741)
         Elimination  of certain assets and liabilities, net of
            Quick Stop and Stallings  not  acquired by The Pantry        (4,502)
                                                                     ===========
                                                                     $   52,797
                                                                     ===========



(c) Reflects the proceeds from the Acquisition facility ($50.0 million) to partially fund the acquisitions of Quick Stop and Stallings.


(d) Reflects the proceeds from the additional equity investment ($25.0 million) to partially fund the acquisitions of Quick Stop and Stallings and the elimination of the net assets of the acquired companies as follows:



           Proceeds from the additional equity investment             $  25,000
           Elimination of historical stockholders' equity of
              Quick Stop and Stallings                                  (23,741)
                                                                     ===========
                                                                      $   1,259
                                                                     ===========

(e) Reflects the elimination of certain assets and liabilities of Quick Stop and Stallings not acquired by The Pantry.


                                                             UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
                                                                     SIX MONTHS ENDED MARCH 26, 1998
                                                                             (DOLLARS IN THOUSANDS)


                                                                            HISTORICAL
                                            -----------------------------------------------------------------------------
                                             SIX-MONTH         ONE-MONTH                    SIX-MONTH           SIX-MONTH
                                             PERIOD ENDED      PERIOD ENDED                PERIOD ENDED        PERIOD ENDED
                                              MARCH 26,        OCTOBER 23,                  MARCH 31,            MARCH 31,
                                                1998               1997                        1998                 1998
                                             THE PANTRY         LIL' CHAMP(i)               QUICK STOP           STALLINGS
                                            ------------      ------------               ------------         ------------
Revenues:
  Merchandise sales                        $     193,765    $       17,752             $       28,896       $       12,446
  Gasoline sales                                 215,718            21,397                     45,580               54,616
  Commissions                                      6,358               570                      1,727                6,223
                                           -------------       -----------             --------------       --------------
    Total revenues                               415,841            39,719                     76,203               73,285
                                           -------------       -----------             --------------       --------------

Cost of Sales:
  Merchandise                                    126,865            11,421                     22,008                8,981
  Gasoline                                       190,324            18,682                     40,451               52,404
                                           -------------       -----------              -------------        -------------
    Total cost of sales                          317,189            30,103                     62,459               61,395
                                           -------------       -----------             --------------       --------------

Gross profit                                      98,652             9,616                     13,744               11,890
                                           -------------       -----------              -------------        -------------

Store operating expenses                          61,853             5,957                      7,987                8,468
General and administrative expenses               15,532             1,698                      1,930                  888
Depreciation and amortization                     11,775               952                      1,496                1,339
                                            ------------       -----------               ------------        -------------
    Total operating expenses                      89,160             8,607                     11,413               10,695
                                            ------------       -----------               ------------        -------------

Income from operations                             9,492             1,009                      2,331                1,195


Other income (expense):
  Interest                                       (12,851)             (121)                      (333)                (688)
  Miscellaneous                                      774                 -                          -                    -
                                             -----------        ----------                -----------         ------------
    Total other expenses                         (12,077)             (121)                      (333)                (688)
                                             -----------        ----------                -----------         ------------


Income (loss) before income taxes                 (2,585)              888                      1,998                  507
Income tax benefit (expense)                         916              (364)                                              -
                                             -----------        ----------                -----------          -----------
Net income (loss) before extraordinary items  $   (1,669)       $      524                $     1,998          $       507
                                             ===========        ==========                ===========          ===========




                                              AQUISITION/          OTHER
                                              FINANCING           ACQUISITION                  PRO FORMA
                                              ADJUSTMENTS         ADJUSTMENTS (g)              COMBINED
                                                 -----------      -----------                ------------
Revenues:
  Merchandise sales                               $        -        $     (253)               $   252,606
  Gasoline sales                                           -            (6,983)                   330,328
  Commissions                                              -            (3,605)                    11,273
                                                 -----------      ------------                -----------
    Total revenues                                         -           (10,841)                   594,207
                                                 -----------      ------------                -----------



Cost of sales:
  Merchandise                                              -              (141)                   169,144
  Gasoline                                                 -            (8,449)                   293,412
                                                 -----------      ------------                -----------

    Total cost of sales                                    -            (8,590)                   462,556
                                                 -----------      ------------                -----------


Gross profit                                               -            (2,251)                   131,651
                                                 -----------      ------------                -----------


Store operating expenses                                 192 (a)        (1,975)                    82,482
General and administrative expenses                      (42)(b)          (232)                    19,774
Depreciation and amortization                          1,139 (c)          (109)                    16,592
                                                 -----------      ------------                -----------

    Total operating expenses                           1,289            (2,316)                   118,848
                                                 -----------      ------------                -----------



Income from operations                               (1,289)                65                     12,803


Other income (expense):
  Interest expense                                    (2,077)(d)                                  (16,070)
  Miscellaneous                                            -                                          774
                                                 -----------      ------------                -----------

    Total other expenses                              (2,077)                                     (15,296)
                                                 -----------      ------------                -----------

Income (loss) before income taxes                     (3,366)               65                     (2,493)
Income tax benefit (expense)                             334 (e)          (13)                       873
                                                 -----------      ------------                -----------
Net income (loss) before extraordinary items          (3,032)(f)  $         52                $    (1,620)
                                                 ===========      ============                ===========

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
                          YEAR ENDED SEPTEMBER 25, 1997
                             (DOLLARS IN THOUSANDS)


                                                                     HISTORICAL
                                          ----------------------------------------------------------------
                                                           LATEST TWELVE
                                           YEAR ENDED      MONTHS ENDED       YEAR ENDED       YEAR ENDED
                                         SEPTEMBER 25,     SEPTEMBER 27,      DECEMBER 31,     OCTOBER 31,
                                              1997             1997              1997             1997
                                           THE PANTRY       LIL' CHAMP        QUICK STOP       STALLINGS
                                         --------------   ---------------    -------------    ------------
Revenues:
   Merchandise sales                       $    202,440     $     232,250      $    62,412     $    23,160
   Gasoline sales                               220,166           286,373           99,373         116,282
   Commissions                                    4,787             8,156            2,973           9,650
                                           ------------     -------------      -----------     -----------
       Total revenues                           427,393           526,779          164,758         149,092
                                           ------------     -------------      -----------     -----------

Cost of Sales:
   Merchandise                                  132,846           152,847           47,124          16,399
   Gasoline                                     197,268           259,003           89,979         109,919
                                           ------------     -------------      -----------     -----------
       Total cost of sales                      330,114           411,850          137,103         126,318
                                           ------------     -------------      -----------     -----------
Gross profit                                     97,279           114,929           27,655          22,774
                                           ------------     -------------      -----------     -----------

Store operating expenses                         60,208            74,574                -          15,524
General and administrative expenses              16,796            15,375           21,503           2,862
Environmental remediation charge                      -             3,381                -               -
Depreciation and amortization                     9,504            11,911            2,514           2,597
                                           ------------     -------------      -----------     -----------
       Total operating expenses                  86,508           105,241           24,017          20,983
                                           ------------     -------------      -----------     -----------

Income from operations                           10,771             9,688            3,638           1,791

Other income (expense):
   Interest                                     (13,039)           (2,388)            (553)         (1,282)
   Miscellaneous                                  1,293             1,370                             (119)
                                           ------------     -------------      -----------    ------------
       Total other expenses                     (11,746)           (1,018)            (553)         (1,401)
                                           ------------     -------------      -----------    ------------
Income (loss) before income taxes                  (975)            8,670            3,085             390
Income tax benefit (expenses)                         -            (3,582)
                                           ------------     -------------      -----------    ------------
Net income (loss) before extraordinary
   items                                   $       (975)    $       5,088      $     3,085    $        390
                                           ============     =============      ===========    ============






                                           ACQUISITION         OTHER            OTHER
                                            FINANCING       ACQUISITION      ACQUISITIONS/      PRO FORMA
                                           ADJUSTMENTS     ADJUSTMENTS(g)   DISPOSITIONS(h)     COMBINED
                                         --------------   ---------------   ---------------   ------------

Revenues:
   Merchandise sales                       $          -    $         (481)   $       8,881     $   528,662
   Gasoline sales                                     -           (15,897)          18,521         724,818
   Commissions                                        -            (5,048)             436          20,954
                                           ------------    --------------    -------------     -----------
      Total revenues                                  -           (21,426)          27,838       1,274,434
                                           ------------    --------------    -------------     -----------

Cost of Sales:
   Merchandise                                        -              (254)           6,289         355,251
   Gasoline                                           -           (16,415)          15,841         655,595
                                           ------------    --------------    -------------     -----------
      Total cost of sales                             -           (16,669)          22,130       1,010,846
                                           ------------    --------------    -------------     -----------

Gross profit                                          -            (4,757)           5,708         263,588
                                           ------------    --------------    -------------     -----------

Store operating expenses                            383 (a)        (3,980)           3,295         150,004
General and administrative expenses                (500)(b)          (482)               -          55,554
Environmental remediation charge                      -                 -                -           3,381
Depreciation and amortization                     4,741 (c)          (229)              79          31,117
                                           ------------    --------------    -------------     -----------
       Total operating expenses                   4,624            (4,691)           3,374         240,056
                                           ------------    --------------    -------------     -----------

Income from operations                           (4,624)              (66)           2,334          23,532

Other income (expense):
   Interest                                     (15,292)(d)                            (17)        (32,571)
   Miscellaneous                                      -                 -               (4)          2,540
                                           ------------   ---------------    -------------     -----------
       Total other expenses                     (15,292)                               (21)        (30,031)
                                           ------------   ---------------    -------------     -----------
Income (loss) before income taxes               (19,916)              (66)           2,313          (6,499)
Income tax benefit (expenses)                     4,044 (e)             -             (462)              0
                                           ------------   ---------------    -------------     -----------
Net income (loss) before extraordinary
   items                                   $    (15,872)(f) $         (66)   $       1,851     $    (6,499)
                                           ============     =============    =============     ===========


         See Notes to Unaudited Pro Forma Statement of Operations Data.


            NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA

(a) Reflects increase in store rental expense related to stores to be leased from Quick Stop. The rental increase was effective concurrent with the Quick Stop Acquisition.

(b) Historically, Lil' Champ paid Docks U.S.A., Inc., Lil' Champ's parent company, service agreement fees. The service agreement was terminated concurrently with the Lil' Champ Acquisition and not replaced by a similar arrangement.

(c) The Quick Stop, Stallings and Lil' Champ Acquisitions will be (or have been) accounted for under the purchase method accounting. Under the purchase method of accounting, the total purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed by The Pantry based on their respective fair values as of the acquisition date based upon valuations and other studies not yet available. For purposes of the pro forma information, the excess of the purchase price over the historical net assets acquired has been considered to be goodwill and other intangible assets, pending the completion of appraisals and other purchase price allocation adjustments. Assuming the pro forma remaining excess purchase costs to be allocated will be amortized over a weighted-average period of approximately 30 years, the resulting amortization is approximately $1.0 million for the six months ended March 26, 1998 and $3.2 million for the year ended September 25, 1997. Additionally, deferred financing costs incurred in connection with the Offering will be amortized over a weighted-average period of 6.5 years. The resulting amortization is approximately $0.1 million for the six months ended March 26, 1998 and $1.5 million for the year ended September 25, 1997.

(d) Reflects additional interest expense to be incurred by the Company in connection with the Offering, and reductions in interest expense for the repayment of existing Lil' Champ debt and the repurchase of Senior Notes as follows:

                                   SIX MONTHS ENDED            YEAR ENDED
                                    MARCH 26, 1998         SEPTEMBER 25, 1997
                                  PRINCIPAL    INTEREST   PRINCIPAL   INTEREST
                                  ---------    --------   ---------   --------
        (DOLLARS IN THOUSANDS)
     Offering                    $ 200,000     $  1,708   $ 200,000   $ 20,500
     Repayment of existing
     Lil' Champ Debt                10,700         (121)     10,700     (1,140)
     Repurchase of Senior
     Notes                          51,000         (531)     51,000     (6,318)
     Increase in Acquisition
     Facility                       50,000        2,042      50,000      4,085
     Elimination of Quick Stop
        interest expense                -          (333)          -       (553)
     Elimination of Stallings
        interest expense                -          (688)          -     (1,282)
                                                 -------                -------
                                               $  2,077               $ 15,292
                                                ========               ========

(e) Adjusts income tax benefit for assumed tax effect of pro forma adjustments using estimated tax rates (net of a valuation allowance). Amount includes income tax expense relating to Quick Stop and Stallings, both of which were taxed as S Corporations for federal and state income tax purposes.

(f) Net income (loss) before extraordinary items excludes the effect of charges, net of tax, related to the costs of the Tender Offer and write-off of deferred financing costs in connection with the repurchase of $51.0 of the Senior Notes ($4.9 million and $1.6 million, respectively).

(g) Reflects the elimination of certain operations of Stallings that were not acquired in the Stallings Acquisition.

(h) Subsequent to fiscal 1996, The Pantry has acquired 35 stores, acquired 23 third-party gasoline locations and disposed of 21. This adjustment gives effect to the acquisitions and dispositions as if they occurred at the beginning of the period.

(i) Reflects the results of operations for Lil' Champ for the one-month period ended October 23, 1997. Results of operation for Lil' Champ subsequent to October 23, 1997 are included in The Pantry's results of operations for the six months ended March 26, 1998.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Date: August 7, 1998

                                    THE PANTRY, INC.


                                    By:   /s/ William T. Flyg
                                          -------------------
                                          William T. Flyg
                                          Senior Vice President Finance and
                                          Secretary

                                 EXHIBIT INDEX


Exhibit No.       Description of Exhibit
-----------       -----------------------
   2.1*           Asset Purchase Agreement dated June 5, 1998 between Quick Stop and the Company (asterisks located within the exhibit denote information which has been deleted pursuant to a request for confidential treatment filed with the Securities and Exchange
                  Commission)

   2.2* List of Exhibits and Schedules omitted from the Asset Purchase Agreement referenced in Exhibit 2.1 hereof

   2.3* Asset Purchase Agreement dated July 6, 1998 between Stallings and the Company (asterisks located within the exhibit denote information which has been deleted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission)

   2.4* List of Exhibits and Schedules omitted from the Asset Purchase Agreement referenced in Exhibit 2.3 hereof

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*     Previously Filed.


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